Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 07:40 PM 02/18/2014 FILED 07:36 PM 02/18/2014 SRV 140194269 - 5172409 FILE

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TENON MEDICAL, INC.

Richard Ginn certifies that:

1.       He is the President and Chief Executive Officer of Tenon Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”).

2.       The name of the Corporation is Tenon Medical, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 19, 2012.

3.       ARTICLE IV of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 6,037,075, consisting of 3,937,550 shares of Common Stock, $0,001 par value per share (the “Common Stock”), and 2,099,525 shares of Preferred Stock, $0,001 par value per share, 1,437,628 of which shares shall be designated “Series A Preferred Stock”, and 661,897 of which shares shall be designated “Series B Preferred Stock”.”

4.       This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

(signature page follows)

IN WITNESS WHEREOF, Tenon Medical, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by Richard Ginn, a duly authorized officer of the Corporation, on February 18, 2014.

/s/ Richard Ginn
Richard Ginn
President and Chief Executive Officer